EXHIBIT 21.1


                                  SUBSIDIARIES
                            -------------------------

CENTURY RESOURCES, INC.

A corporation organized under the laws of the state of Delaware.

ERC SOLUTIONS, INC.

A corporation organized under the laws of the state of Delaware.